===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 14D-9
                                 (Rule 14d-101)

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               ___________________


                             MDI ENTERTAINMENT, INC.
                            (Name of Subject Company)
                              ____________________



                             MDI ENTERTAINMENT, INC.
                        (Name of Person Filing Statement)

                               ___________________


                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                    552685109
                      (CUSIP Number of Class of Securities)

                                Steven M. Saferin
                       President & Chief Executive Officer
                             MDI Entertainment, Inc.
                            201 Ann Street, 5th Floor
                               Hartford, CT 06103
                                 (860) 527-5359
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person Filing Statement)

                                 With a Copy to:

                              Kenneth R. Koch, Esq.
                 Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
                                666 Third Avenue
                               New York, NY 10017
                                 (212) 935-3000

  |X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

 ===============================================================================

The following document is filed hereby pursuant to Rule 14d-9(a):

Exhibit No.     Description of Exhibit


99.1 Press Release issued by MDI Entertainment, Inc. and Scientific Games Corporation on November 19, 2002